Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
YUM! Brands, Inc.:

We consent to the incorporation by reference in the registration statements listed below of YUM! Brands, Inc. and Subsidiaries (YUM) of our report dated February 20, 2012, with respect to the consolidated balance sheets of YUM as of December 31, 2011 and December 25, 2010, and the related consolidated statements of income, cash flows, and shareholders' equity (deficit) and comprehensive income (loss) for each of the fiscal years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of YUM.

Description	Registration Statement Number

Form S-3 and S-3/A

Debt Securities	333-160941
YUM! Direct Stock Purchase Program	333-46242

Form S-8

Restaurant Deferred Compensation Plan	333-36877, 333-32050
Executive Income Deferral Program	333-36955
YUM! Long-Term Incentive Plan	333-36895, 333-85073, 333-32046, 333-170929
SharePower Stock Option Plan	333-36961
YUM! Brands 401(k) Plan	333-36893, 333-32048, 333-109300
YUM! Brands, Inc. Restaurant General Manager
Stock Option Plan	333-64547
YUM! Brands, Inc. Long-Term Incentive Plan	333-32052, 333-109299

/s/ KPMG LLP
Louisville, Kentucky
February 20, 2012